                                                                EXHIBIT 10.1


                              SERVICES AGREEMENT

                           dated as of ______, 2000

                                    between

                                  TYCOM LTD.

                                      and

                            TYCO INTERNATIONAL LTD.

                               TABLE OF CONTENTS





                    ARTICLE 1  Purchase and Sale of Services


Section 1.1.  Purchase and Sale of Services
Section 1.2.  Additional Services

                    ARTICLE 2  Service Costs; Other Charges


Section 2.1.  Service Charges
Section 2.2.  Invoicing and Payment of Service Charges

                            ARTICLE 3  The  Services


Section 3.1.  General Standard of Service
Section 3.2.  Limitation of Liability
Section 3.3.  Indemnification of Tyco by TyCom
Section 3.4.  Indemnification of TyCom by Tyco
Section 3.5.  Notice of Certain Matters

                        ARTICLE 4  Term and Termination


Section 4.1.  Term
Section 4.2.  Termination
Section 4.3.  Effect of Termination

                        ARTICLE 5  Additional Agreements


Section 5.1.  Confidential Information
Section 5.2.  Financial Support Arrangements

                            ARTICLE 6  Miscellaneous


Section 6.1.  No Agency
Section 6.2.  Subcontractors
Section 6.3.  Force Majeure
Section 6.4.  Entire Agreement
Section 6.5.  Notices
Section 6.6.  Governing Law
Section 6.7.  WAIVER OF JURY TRIAL
Section 6.8.  Severability
Section 6.9.  Amendment
Section 6.10. Counterparts


Schedule I  Services

                                                                    Exhibit 10.1

                              SERVICES AGREEMENT
                              ------------------


     THIS SERVICES AGREEMENT (this "Agreement") is entered into as of ________, 2000 by and between TyCom Ltd., a Bermuda company ("TyCom"), and Tyco International Ltd., a Bermuda company ("Tyco").

                                   RECITALS

     WHEREAS, Tyco indirectly owned 100% of the outstanding common shares of TyCom prior to the consummation of the initial public offering of common shares of TyCom (the "IPO");

     WHEREAS, Tyco indirectly owns greater than 90% of the outstanding common shares of TyCom after the consummation of the IPO;

     WHEREAS, Tyco and Tyco Entities (as hereinafter defined) have heretofore directly or indirectly provided certain administrative, financial, corporate and other services to TyCom and TyCom Entities (as hereinafter defined), and TyCom desires that Tyco and Tyco Entities provide certain services as hereinafter described; and

     WHEREAS, the parties desire that this Agreement become effective on the date of the consummation of the IPO (the "Effective Date");

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tyco and TyCom hereby agree as follows:


                                   ARTICLE 1

                         Purchase and Sale of Services

         SECTION 1.1. Purchase and Sale of Services. (a) On the terms and subject to the conditions of this Agreement and in consideration of the Service Charges (as hereinafter defined), Tyco agrees to provide to TyCom and TyCom subsidiaries (collectively, "TyCom Entities"), or procure the provision to TyCom and TyCom Entities of, and TyCom agrees to purchase from, or through, Tyco and Tyco subsidiaries (collectively "Tyco Entities"), the various services described in Schedule I attached hereto and made a part hereof (collectively, "Services"). Unless otherwise specifically agreed in writing by Tyco and TyCom, each of the Services shall be substantially similar in scope, quality, and nature to those customarily provided by Tyco and Tyco Entities to, or procured on behalf of, TyCom and/or any one of the TyCom Entities prior to the Effective Date.

       (b) It is understood that (i) Services shall, at the request of TyCom or any one of the TyCom Entities, be provided to TyCom Entities and (ii) Tyco may satisfy its obligation to provide or procure hereunder by itself providing or by causing one or more Tyco Entities to provide or procure such Services.

       Section 1.2. Additional Services. In addition to the Services to be provided or procured by Tyco and Tyco Entities hereunder, if requested by TyCom or by any one of the TyCom Entities, and to the extent that Tyco and TyCom may agree, Tyco or the appropriate Tyco Entities shall provide additional services (including services not provided by Tyco or the Tyco Entities prior to the Effective Date) to TyCom and TyCom Entities. The scope of any such services, as well as the term, costs, and other terms and conditions applicable to such services, shall be as agreed by Tyco and TyCom. Such services shall be set forth in an amended Schedule I hereto to be agreed between Tyco and TyCom.

                                   ARTICLE 2

                                Service Charges

       Section 2.1. Service Charges. TyCom agrees to pay to Tyco or the appropriate Tyco Entity in the manner set forth in Section 2.2 hereof Service Charges applicable to each of the Services provided or procured by Tyco or by Tyco Entities ("Service Charges"). The Service Charges shall be calculated using US generally accepted accounting principles and the aggregate for all Service Charges due to Tyco or any Tyco Entity in any fiscal year will be as follows:
1.0% on the first US $2.0 billion of TyCom annual net revenue; 0.75% on TyCom annual net revenue over US $2.0 billion up to US $5.0 billion; and 0.50% on TyCom annual net revenue in excess of US $5.0 billion. The initial calculation shall be based on the fiscal year 2000 annual net revenues of TyCom, and subsequent calculations shall be based on the annual net revenue for each fiscal year of TyCom during the term of this Agreement. For such items as employee benefit plans, insurance coverage, and other identifiable costs, Tyco will charge TyCom based upon direct costs that are attributable to TyCom and the TyCom Entities. Service Charges for Services that are provided or procured by Tyco and Tyco Entities hereunder for periods of less than one year shall be charged on a prorated basis as appropriate. The amount of the Service Charges will be reviewed and adjusted annually by mutual agreement of TyCom and Tyco.

       Section 2.2. Invoicing and Payment of Service Charges. (a) Tyco or the appropriate Tyco Entities shall invoice TyCom or the appropriate TyCom Entities for Service Charges from time to time, but no less frequently than on a quarterly basis. Such invoices shall show the calculation of and describe the Service Charges payable to Tyco or the appropriate Tyco Entities in accordance with this Article and shall contain a summary description of the Services to which they relate. The Service Charges for each year shall be based on estimates for such year as agreed upon by Tyco and TyCom, and Tyco or the appropriate Tyco Entities shall invoice TyCom or the appropriate TyCom Entities based on such estimates. Within 30 days after the end of each fiscal year, Tyco or the appropriate Tyco Entities shall adjust their invoices based on the level of

Services actually provided by Tyco or Tyco Entities to TyCom or TyCom Entities during such year and shall submit an adjusted invoice to TyCom or the appropriate TyCom Entities. Tyco or the appropriate Tyco Entities shall provide TyCom or the appropriate TyCom Entities with documentation supporting any such adjustment together with the adjusted invoice. TyCom and the TyCom Entities shall have the right to audit Tyco's and Tyco Entities' records regarding the information used by Tyco or the appropriate Tyco Entities to calculate the Service Charges. In the event that it shall be determined that the actual amounts of the Service Charges shall require a payment by TyCom or any TyCom Entity to Tyco or any Tyco Entity or a reimbursement by Tyco or any Tyco Entity to TyCom or any TyCom Entity, such payment or reimbursement, as the case may be, shall be made within 30 days after such determination.

       (b) TyCom and each appropriate TyCom Entity agree to pay each invoice for Service Charges in full on or before 30 days after the date on which Tyco or the appropriate Tyco Entity invoices TyCom or the appropriate TyCom Entity for the Service Charges (each, a "Payment Date"). If TyCom or the TyCom Entity fails to make any payment within 30 days after the relevant Payment Date, TyCom or the TyCom Entity shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the prime, or best, rate (as of such Payment Date as quoted from time to time in the Wall Street Journal) compounded monthly from the relevant Payment Date through the date of payment.

                                   ARTICLE 3

                                 The Services

       Section 3.1. General Standard of Service. Except as otherwise agreed by Tyco and TyCom in writing or described in this Agreement, and provided that Tyco is not restricted by contracts with third parties or by applicable law, Tyco agrees that the nature, quality, and standard of care applicable to the delivery of the Services hereunder shall be substantially the same as that of the Services which Tyco and Tyco Entities provided prior to the Effective Date to Tyco Entities and at least that provided by Tyco to TyCom Entities prior to the Effective Date. Tyco shall use its reasonable efforts to ensure that the nature and quality of Services provided to TyCom and TyCom Entities, either by Tyco or Tyco Entities directly or through administrators under contract, shall be undifferentiated as compared with the same services provided to or on behalf of Tyco Entities prior to the Effective Date. Subject to Tyco's express obligations under this Agreement, the management of and control over the provision of the Services shall reside solely with Tyco. Without limiting the generality of the foregoing, all labor matters relating to employees of Tyco or Tyco Entities (including, without limitation, employees involved in the provision of Services to TyCom and TyCom Entities) shall be within the exclusive control of Tyco, and no TyCom Entity shall take any action affecting such matters.

       Section 3.2. Limitation of Liability. None of Tyco or the Tyco Entities shall be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform Tyco's obligations under this Agreement. This disclaimer applies, without limitation, (i) to claims arising from the provision of the Services or any failure or delay in connection therewith; (ii) to claims for lost profits;
(iii) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise; and (iv) regardless of whether such damages are foreseeable or whether Tyco or Tyco Entities have been advised of the possibility of such damages.

       Section 3.3. Indemnification of Tyco by TyCom. TyCom shall indemnify and hold harmless Tyco and each Tyco Entity and its directors, officers, agents and employees (each, a "Tyco Indemnified Person") from and against any and all claims, actions, causes of action, liabilities, losses or damages (collectively, "Losses") arising out of or in connection with Services rendered by any Tyco Indemnified Person pursuant to this Agreement; provided that TyCom shall not be responsible for any Losses of any Tyco Indemnified Person that have resulted from such Tyco Indemnified Person's negligence or willful misconduct in connection with the Services.

       Section 3.4. Indemnification of TyCom by Tyco. Subject to the provisio contained in Section 3.3 hereof, Tyco shall indemnify and hold harmless TyCom and each TyCom Entity and its respective directors, officers, agents, and employees (each, a "TyCom Indemnified Person") from and against any and all Losses arising out of the negligence or willful misconduct of any Tyco Indemnified Person in connection with the Services rendered pursuant to this Agreement.

       Section 3.5. Notice of Certain Matters. If TyCom or the appropriate TyCom Entity at any time believes that Tyco or the appropriate Tyco Entity is not in full compliance with its obligations under Section 3.1 hereof, then TyCom or the appropriate TyCom Entity shall so notify Tyco or the appropriate Tyco Entity in writing not later than 30 days after becoming aware of such possible non-compliance. Such notice (a "Non-Compliance Notice") shall set forth in reasonable detail the basis for TyCom's or the appropriate TyCom Entity's belief as well as TyCom's or the appropriate TyCom Entity's view as to the steps to be taken by Tyco or the appropriate Tyco Entity to address the possible non-compliance. For the 30-day period after receipt of such a Notice, representatives of Tyco or the appropriate Tyco Entity and TyCom and the appropriate TyCom Entity shall work in good faith to develop a plan to resolve the matters referred to in the Non-Compliance Notice. In the event such matters are not resolved through such discussions, TyCom may elect to terminate the Service or Services referred to in a Non-Compliance Notice filed by it or any TyCom Entity in accordance with Section 4.2 hereof. The rights of TyCom to issue a Non-Compliance Notice under this Section 3.5 may also be exercised by a majority of the independent directors on the TyCom board of directors.

                                   ARTICLE 4
                             Term and Termination

       Section 4.1. Term. Except as otherwise provided in this Article 4, in
Section 6.3 hereof or as otherwise agreed in writing by the parties (a) this Agreement shall have a term of one year from the Effective Date and shall automatically be extended for additional terms of one year each on the terms and conditions set forth herein unless prior to the 60th day before the end of the initial term or of any succeeding term, as the case may be, either party gives written notice to the other that this Agreement will not be renewed beyond the current term. In such event, this Agreement shall terminate at the end of such term; and (b) Tyco's obligation to provide or procure, and TyCom's obligation to purchase, a Service shall cease as of the applicable date set forth in Schedule I hereto (if different from the term set forth in clause (a) above) or such earlier date determined in accordance with Section 4.2 hereof.

     Section 4.2. Termination.

       (a) Tyco may terminate any Service at any time if TyCom or a TyCom Entity shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Tyco has notified TyCom and any appropriate TyCom Entity in writing of such failure and such failure shall have continued for a period of 90 days after receipt by TyCom and any appropriate TyCom Entity of written notice of such failure.

      (b) Tyco may terminate any Service or this Agreement for any reason in Tyco's sole discretion at such time as Tyco shall cease to own (directly or indirectly) at least 50% of the outstanding common shares of TyCom and at any time thereafter by giving TyCom 90 days' prior written notice.

      (c) TyCom may terminate any Service at any time if Tyco or a Tyco Entity shall have failed to perform any of its material obligations under this Agreement relating to any such Service, TyCom has notified Tyco and any appropriate Tyco Entity in writing of such failure, and such failure shall have continued for a period of 90 days after receipt by Tyco and any appropriate Tyco Entity of written notice of such failure.

      (d) TyCom may terminate any Service or this Agreement for any reason in TyCom's sole discretion at such time as Tyco shall cease to own (directly or indirectly) at least 50% of the outstanding common shares of TyCom and at any time thereafter by giving Tyco 90 days' prior written notice.

     Section 4.3. Effect of Termination. (a) Other than as required by law, upon termination of any Service pursuant to Section 4.2 hereof, or upon termination of this Agreement in accordance with its terms, Tyco and the Tyco Entities shall have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and TyCom and the TyCom Entities shall have no obligation to pay any fees relating to such Services or make any other payments hereunder; provided that notwithstanding such termination, (i) TyCom shall remain liable to Tyco for fees owed and payable in respect of Services provided prior to the effective date of the termination; (ii) Tyco shall continue to charge TyCom for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service and TyCom shall be obligated to pay such expenses in accordance with the terms of this Agreement; and (iii) the provisions of Articles 3,4, 5, and 6 hereof shall survive any such termination indefinitely. All program and administrative costs attributable to employees of any of the TyCom Entities for Tyco benefit plans that relate to any period after the effective date of any such termination shall be for the account of TyCom.

       (b) Following termination of this Agreement with respect to any Service, Tyco and TyCom agree to cooperate in providing for an orderly transition of such Service to TyCom or to a successor service provider. Without limiting the foregoing, Tyco agrees to (i) provide, within 30 days of the termination, copies in a usable format designated by Tyco of all records relating directly or indirectly to benefit determinations of TyCom employees, including but not limited to compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, or any data or records required to be maintained by law and (ii) work with TyCom in developing a transition schedule.

                                   ARTICLE 5

                             Additional Agreements

     Section 5.1. Confidential Information. (a) TyCom and Tyco hereby covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party or any of such other party's subsidiaries. Without limiting the generality of the foregoing, Confidential Information relating to a party or any of its subsidiaries shall be disclosed only to those employees of the other party who need to know such Information in connection with their ordinary course employment activities and in no event shall any such Confidential Information be disclosed to any other person. "Confidential Information" shall mean all information, materials and processes relating to a party or any subsidiary of such party obtained by the other party or any subsidiary of such other party at any time (whether prior to or after the date hereof and whether in connection with this Agreement or otherwise) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) and shall include, without limitation, economic and business information or data, business plans, computer software and information, but shall not include (i) information which becomes generally available other than by release in violation of the provisions of this Section 5.1, (ii) information which becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement, or any of such other party's subsidiaries, provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential and (iii) information acquired or developed independently by a party without violating this Section 5.1 or any other confidentiality agreement with the other party. Notwithstanding any provision of this Section 5.1 to the contrary, a party may disclose such portion of the Confidential Information relating to the other party, or any of such other party's subsidiaries, to the extent, but only to the extent, the disclosing party reasonably believes that such disclosure is required under law or the rules of a securities exchange; provided that the disclosing party first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 5.1, and that the non-breaching party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach or threatened breach of this Section 5.1.

       (b) Notwithstanding the provisions of this Section 5.1(a), upon Tyco's request, TyCom shall (i) no later than 30 days after such request return to Tyco or destroy all Confidential Information in its possession (or that of any TyCom Entities) relating to Tyco or any Tyco Entities (ii) no longer be permitted to use such Confidential Information in its business or operations (or the business or operations of any TyCom Entities) and (iii) no later than 30 days after such request deliver a written certificate to Tyco executed by TyCom's Chief Executive Officer expressly acknowledging the obligations set forth in clauses
(i) and (ii) of this sentence and certifying that TyCom and the TyCom Entities have adhered and shall continue to adhere to such requirements.

     Section 5.2. Financial Support Arrangements. (a) TyCom agrees to cooperate reasonably with any efforts undertaken by Tyco or any Tyco Entity intended to release Tyco and any Tyco Entities from their obligations under any guarantees (including, without limitation, guarantees of lease obligations), letters of credit, surety bonds and other financial support arrangements, but expressly excluding the Revolving Credit Agreement of even date herewith (collectively, the "Financial Support Arrangements") maintained as of the date hereof by Tyco or any Tyco Entities in connection with the business or operations of TyCom or any TyCom Entities. If Tyco is unable to be released from any Financial Support Arrangements, or if TyCom or a TyCom Entity shall require a new guarantee from Tyco, then TyCom shall pay to Tyco a guarantee fee. The amount of such fee shall be based upon the then current market conditions for a borrower substantially similar to TyCom.

       (b) If, after the date hereof, (i) any amounts are drawn on or paid under any Financial Support Arrangement by Tyco or any Tyco Entities or (ii) Tyco or any Tyco Entities pays any fees, costs or expenses relating to any Financial Support Arrangement, then TyCom shall reimburse Tyco for such amounts promptly after receipt from Tyco of notice thereof accompanied by written evidence of the underlying payment obligation.

       (c) TyCom shall not, and shall not permit any TyCom Entity to, take any action (including, without limitation, entering into any agreement that could result in a change of control) that could materially and adversely affect the ability of TyCom and TyCom Entities to satisfy their obligations under any material contract, agreement or arrangement in respect of which a Financial Support Arrangement is in place unless, prior to the taking of such action, appropriate provision is made such that, in the reasonable judgment of Tyco, Tyco's exposure under any Financial Support Arrangement is not materially increased as a result of the taking of any such action.

                                   ARTICLE 6

                                 Miscellaneous

     Section 6.1. No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

     Section 6.2 Subcontractors. Tyco may hire or engage one or more subcontractors to perform all or any of its and the Tyco Entities' obligations under this Agreement; provided that, subject to Section 3.2 hereof, Tyco shall in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to TyCom and the TyCom Entities.

     Section 6.3. Force Majeure. (a) For purposes of this Section, "force majeure" means an event beyond the control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

       (b) Without limiting the generality of Section 3.2 hereof, neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure; provided that such party shall have exercised all due diligence to minimize to the greatest extent possible the effect of force majeure on its obligations hereunder.

       (c) Promptly on becoming aware of force majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the party affected shall give written notice to the other party giving details of the same, including particulars of the actual and, if applicable, estimated continuing effects of such force majeure on the obligations of the party whose performance is prevented or delayed. If such notice shall have been duly given, and actual delay resulting from such force majeure shall be deemed not to be a breach of this Agreement, the period for performance of the obligation to which it relates shall be extended accordingly; provided that if force majeure results in the performance of a party being delayed by more than 60 days, the other party shall have the right to terminate this Agreement with respect to any Service affected by such delay forthwith by written notice.

     Section 6.4. Entire Agreement. This Agreement (including the Schedule constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 6.5. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, overnight courier, or mail, to the following addresses:

       (a)  If to TyCom, to:

               TyCom Ltd.
               The Zurich Centre
               Second Floor
               Suite 201
               90 Pitts Bay Road
               Pembroke HM 08 Bermuda
               Attention: President
               Telecopy: (441) 298-9777

       (b)  If to Tyco, to:

            Tyco International Ltd.
            The Zurich Centre
            Second Floor
            90 Pitts Bay Road
            Pembroke HM 08 Bermuda
            Attention:  Chief Corporate Counsel
            Telecopy: (441) 295-9647

          ; or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

       Section 6.6. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of New York.

       Section 6.7. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

       Section 6.8. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

       Section 6.9. Amendment. This Agreement may only be amended by a written agreement executed by both parties hereto.

       Section 6.10. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.



                                   TYCOM LTD.

                                   By:___________________________________
                                   Name:
                                   Title:





                                   TYCO INTERNATIONAL LTD.

                                   By:___________________________________
                                   Name:
                                   Title:

                                  SCHEDULE I

                                   SERVICES
                                   --------



          1.  Financial. General financial and treasury services with respect to
              ---------
the preparation of TyCom's consolidated financial statements and annual reports, oversight of TyCom's cash management systems, tax reporting and compliance, and other aspects of the financial management of TyCom, including, without limitation, financial advisory services and supervising any independent audit of TyCom and its subsidiaries.

          2.  Securities Filings. Services with respect to the preparation and
              ------------------
filing of any reports required to be filed by or with respect to TyCom with the Securities and Exchange Commission and all stock exchanges and markets for which such reports are required to be filed by TyCom.

          3.  Professional Services. Services and advice with respect to
              ---------------------
obtaining insurance, accounting, environmental, legal, treasury, human resources, and other professional services.

          4.  Real Estate. Services with respect to leasing or purchasing
              -----------
necessary facilities for TyCom's business.

          5.  Investor Relations/Investment Advisory
              --------------------------------------
Services. Investor and shareholder relations services and analysis, business and financial advice and consulting services with respect to proposed ventures by TyCom and proposed acquisitions or dispositions of the assets and business of TyCom.

          6.  Benefit and Equity Plans.  Administration of
              ------------------------
TyCom's employee benefit plans for TyCom employees, equity plans and certain other compensation plans.

          7.  Deposit Services.   Deposit of TyCom's excess
              ----------------
cash in an account with Tyco for investment under Tyco's cash management programs, which deposited cash may be withdrawn as needed by TyCom.